Exhibit 10.2
TERMINATION PAY AGREEMENT

This Termination Pay Agreement (the “Agreement”), dated as of _______________ is between J.C. Penney Corporation, Inc. (“Corporation”) and _____________ (the “Executive”).

WHEREAS, in order to achieve its long-term objectives, the Corporation recognizes that it is essential to attract and retain superior executives;

WHEREAS, in order to induce the Executive to serve in the Executive’s position with the Corporation, the Corporation desires to provide the Executive with the right to receive certain benefits in the event the Executive’s employment is terminated, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, all capitalized terms used in this Agreement shall have the meaning ascribed to them in Section 2 of this Agreement unless the context clearly provides otherwise.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.	Termination Payments and Benefits.

1.1
Death or Permanent Disability. In the event of a Separation from Service due to death, or in the event of a Separation from Service within 30 days following a determination of Permanent Disability of the Executive, then as soon as practicable, but in no event more than 30 days following the effective date of the Separation from Service or, if sooner, within any period required by law, the Corporation shall pay Executive (a) any accrued and unpaid Base Salary and vacation to which the Executive was entitled as of the effective date of Executive’s Separation from Service (collectively, the “Compensation Payments”) and (b) the Executive’s annual incentive compensation under the Management Incentive Compensation Program at target for the fiscal year in which the Executive’s Separation from Service as a result of death or Permanent Disability occurs, prorated for the Executive’s actual period of service during that fiscal year (the “Prorated Bonus”). Notwithstanding the foregoing, if the Executive has made an election under the Mirror Savings Plan to defer a portion of the annual incentive to be paid under the Management Incentive Compensation Program for the fiscal year, then that portion of the Prorated Bonus will be deferred and paid in accordance with the terms of the Mirror Savings Plan, and the remaining portion of the Prorated Bonus will be paid in a lump sum under this Section. The payment of any death benefits or disability benefits under any employee benefit or compensation plan that is maintained by the Corporation for the Executive’s benefit shall be governed by the terms of such plan.

1.2
Involuntary Separation from Service for Cause; Voluntary Separation from Service by the Executive. In the event of the Executive’s Involuntary Separation from Service for Cause or the Executive’s voluntary Separation from Service for any reason, the

Corporation shall pay the Compensation Payments to the Executive as soon as practicable, but in any event within any period required by law, and the Executive shall be entitled to no other compensation, except as otherwise due to the Executive under applicable law, applicable plan or program. The Executive shall not be entitled to the payment of any bonuses or incentive compensation under any agreement, plan, or program sponsored by the Corporation for any portion of the fiscal year in which an Executive’s Involuntary Separation from Service for Cause or an Executive’s voluntary Separation from Service occurs.

1.3    Involuntary Separation from Service without Cause.

(a)
Form and Amount. In the event of the Executive’s Involuntary Separation from Service without Cause, the Corporation shall pay the Compensation Payments to the Executive as soon as practicable, but in any event within any period required by law. In addition, conditioned upon receipt of the Executive’s written release of claims in such form as may be required by the Corporation and the expiration of any applicable period during which the Executive can rescind or revoke such release, the Corporation shall pay the Executive as soon as is administratively practicable, but in no event more than 30 days following such period or, if sooner, within any period required by law, a lump sum as severance. Notwithstanding the foregoing, in no event will the lump sum severance payment be paid later than two and one-half months after the end of the Executive’s tax year in which the Involuntary Separation from Service occurs. The lump sum severance payment will be equal to the sum of:

(i)	except as provided below, the Prorated Bonus;

(ii)
an amount equal to one times the Executive’s Base Salary and the Executive’s annual incentive under the Corporation’s Management Incentive Compensation Program at target for the year in which the Executive’s Involuntary Separation from Service occurs;

(iii)
the Corporation’s monthly premium cost for the Executive’s active Associate Medical, Dental and Life Insurance Plan coverage, if any, as in effect on the day prior to the effective date of the Executive’s Involuntary Separation from Service multiplied by 12 and grossed-up for applicable federal income taxes using the applicable federal income tax rate that applied to the Executive for the taxable year prior to the year in which the Executive’s Involuntary Separation from Service occurs; and

(iv)	$15,000 to pay for outplacement services.

Notwithstanding the foregoing, if the Executive has elected to defer a portion of the Prorated Bonus to be paid under the Corporation’s Management Incentive Compensation Program for the fiscal year under the Corporation’s Mirror Savings Plan, then that portion of the Prorated Bonus will be deferred and paid in accordance with the terms of the Corporation’s Mirror Savings Plan, and the remaining portion of the Prorated Bonus will be paid as part of the lump sum under this Section. In addition to the lump sum payment provided for in this Section 1.3(a), following an Involuntary Separation from Service, the Corporation shall also provide to the Executive Accelerated Vesting as provided in Section 1.3(b).

(b)	Accelerated Vesting. On Executive's Involuntary Separation from Service other than for Cause, Executive shall:

(i)
with respect to any award of stock options, stock appreciation rights, or time-based restricted stock or restricted units, immediately vest in a prorated number of the stock options, stock appreciation rights, and/or time-based restricted stock or restricted stock units based on the Executive's length of employment during the vesting period provided in the applicable award notice or agreement.

(ii)
with respect to any award of performance-based restricted stock or restricted stock unit awards, vest in a prorated number of such performance-based restricted stock or restricted stock units based on the Executive's length of employment during the performance period, and the attainment of the performance goal as of the end of the performance period, all as provided under the terms of the respective award notice or agreement.

(c)
Section 409A. To the extent applicable, it is intended that portions of this Agreement either comply with or be exempt from the provisions of Section 409A of the Code. Any provision of this Agreement that would cause this Agreement to fail to comply with or be exempt from Code section 409A shall have no force and effect until such provision is either amended to comply with or be exempt from section 409A of the Code (which amendment may be retroactive to the extent permitted by section 409A of the Code and the Executive hereby agrees not to withhold consent unreasonably to any amendment requested by the Corporation for the purpose of either complying with or being exempt from section 409A of the Code).

1.4
Forfeiture. Notwithstanding the foregoing provisions of this Section 1, in addition to any remedies to which the Corporation is entitled, any right of the Executive to receive termination payments and benefits under Section 1 shall be forfeited to the extent of any amounts payable or benefits to be provided after a breach of any covenant set forth in Section 3.

1.5
Non-Eligibility For Other Corporation Separation Pay Benefits. The benefits provided for herein are intended to be in lieu of, and not in addition to, other separation pay benefits to which the Executive might be entitled, including those under the Separation Pay Plan, or any successor plan or program offered by the Corporation, which the Executive hereby waives. If the Executive receives benefits under any change in control plan sponsored by the Corporation, in the event of Employment Termination (as defined in any such change in control plan), the covenants set forth in Section 3 hereof shall automatically terminate and, if the Executive shall receive all benefits to which the Executive is entitled under the applicable CIC Plan sponsored by the Corporation, the Executive waives all benefits hereunder.

1.6
Corporation’s Right of Offset. If the Executive is at any time indebted to the Corporation, or otherwise obligated to pay money to the Corporation for any reason, to the extent exempt from or otherwise permitted by section 409A of the Code and the Treasury regulations thereunder, including Treasury Regulation section 1.409A-3(j)(4)(xiii) or any successor thereto, the Corporation, at its election and following written notice, may offset amounts otherwise payable to the Executive under this Agreement, including, but without limitation, Base Salary and incentive compensation payments, against any such indebtedness or amounts due from the Executive to the Corporation, to the extent permitted by law.

1.7
Mitigation. In the event of the Involuntary Separation from Service of the Executive, the Executive shall not be required to mitigate damages by seeking other employment or otherwise as a condition to receiving termination payments or benefits under this Agreement. No amounts earned by the Executive after the Executive’s Involuntary Separation from Service, whether from self-employment, as a common law employee, or otherwise, shall reduce the amount of any payment or benefit under any provision of this Agreement.

1.8
Resignations. Except to the extent requested by the Corporation, upon any termination of the Executive’s employment with the Corporation, the Executive shall immediately resign all positions and directorships with the Corporation and each of its subsidiaries and affiliates.

2.	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

2.1	“Agreement” shall mean this Termination Pay Agreement.

2.2	“Base Salary” shall mean the Executive’s annual base salary as in effect at the effective date of termination of the Executive’s termination of employment with the Corporation.

2.3
“Cause” shall mean (a) Executive’s failure to substantially perform such duties with the Corporation or any subsidiary or affiliate as determined by the Board or the Corporation; (b) Executive’s willful failure or refusal to perform specific directives of the Board, or the Corporation, or any subsidiary or affiliate, which directives are consistent with the scope and nature of Executive’s duties and responsibilities; (c) Executive’s conviction of a felony; or (d) a breach of Executive's fiduciary duty to the Corporation or any subsidiary or affiliate or any act or omission of Executive that (A) constitutes a violation of the Corporation’s Statement of Business Ethics, (B) results in the assessment of a criminal penalty against the Corporation, (C) is otherwise in violation of any federal, state, local or foreign law or regulation (other than traffic violations and other similar misdemeanors), (D) adversely affects or could reasonably be expected to adversely affect the business reputation of the Corporation, or (E) otherwise constitutes willful misconduct, gross negligence, or any act of dishonesty or disloyalty. “Cause” also includes any of the above grounds for dismissal regardless of whether the Corporation learns of it before or after terminating Executive’s employment.

2.4
“Code” shall mean the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

2.5	“CIC Plan” shall have the meaning ascribed thereto in Section 1.5.

2.6	“Compensation Payments” shall have the meaning ascribed thereto in Section 1.1.

2.7	“Competing Business” shall have the meaning ascribed thereto in Section 3.4.

2.8	“Corporation” shall mean J.C. Penney Corporation, Inc., a Delaware corporation, including its subsidiaries and affiliates, and any successor thereof.

2.9	“Executive” shall mean the individual Executive named herein.

2.10
“Inducement Award” shall mean an equity award granted to Executive in consideration of Executive’s (i) employment with the Corporation, and (ii) forfeiture of equity awards granted by a former employer.

2.11
“Involuntary Separation from Service” shall mean the Executive’s Separation from Service due to the independent exercise of the unilateral authority of the Corporation to terminate the Executive's services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services, within the meaning of section 409A of the Code and Treasury Regulation section 1.409A-1(n)(1) or any successor thereto.

2.12	“Management Incentive Compensation Program” means the J. C. Penney Corporation, Inc. Management Incentive Compensation Program as such plan may be amended from time to time, including any successor plan or program that replaces the Management Incentive Compensation Program.

2.13	“Mirror Savings Plan” means the J. C. Penney Corporation, Inc. Mirror Savings Plan as such may amended from time to time, including any successor plan or program that replaces the Mirror Savings Plan.

2.14
“Permanent Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, within the meaning of section 409A of the Code and Treasury Regulation section 1.409A-3(i)(4)(i)(A) or any successor thereto. A determination of Permanent Disability, for purposes of payment under this Agreement, will be made by the Corporation’s disability insurance plan administrator or insurer.

2.15	“Proprietary Information” shall have the meaning ascribed thereto in Section 3.

2.16	“Prorated Bonus” shall have the meaning ascribed thereto in Section 1.1.

2.17
“Separation from Service” within the meaning of section 409A of the Code and Treasury Regulation section 1.409A-1(h) or any successor thereto, shall mean the date an Executive retires, dies or otherwise has a termination of employment with the Corporation. In accordance with Treasury Regulation section 1.409A-1(h) or any successor thereto, if an Executive is on a period of leave that exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period, and also, an Executive is presumed to have separated from service where the level of bona fide services performed (whether as an employee or an independent contractor) decreases to a level equal to 20 percent or less of the average level of services performed (whether as an employee or an independent contractor) by the Executive during the immediately preceding 36-month period (or the full period of service to the Corporation if the employee has been providing services for less than the 36-month period).

2.18
“Separation Pay Plan” means the J. C. Penney Corporation, Inc. Separation Pay Plan as such plan may be amended from time to time, including any successor plan or program that replaces the Separation Pay Plan.

3.
Covenants and Representations of the Executive. The Executive hereby acknowledges that the Executive’s duties to the Corporation require access to and creation of the Corporation’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Corporation and its subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Corporation. The Executive further acknowledges that due to the nature of the Executive’s position, the Executive will have access to Proprietary Information affecting plans and operations in every location in which the Corporation (and its subsidiaries and affiliates) does business or plans to do business throughout the world, and the Executive’s decisions and recommendations on behalf of the Corporation may affect its operations throughout the world. Accordingly, the Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Corporation’s business interests that the Executive agree to the following covenants:

3.1
Confidentiality. The Executive hereby covenants and agrees that the Executive shall not, without the prior written consent of the Corporation, during the Executive’s employment with the Corporation or at any time thereafter disclose to any person not employed by the Corporation, or use in connection with engaging in competition with the Corporation, any Proprietary Information of the Corporation.

(a)
It is expressly understood and agreed that the Corporation’s Proprietary Information is all nonpublic information relating to the Corporation’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Corporation. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

(b)
In the event the Executive receives a subpoena, court order or other summons that may require the Executive to disclose Proprietary Information, on pain of civil or criminal penalty, the Executive will promptly give notice to the Corporation of the subpoena or summons and provide the Corporation an opportunity to appear at the Corporation’s expense and challenge the disclosure of its Proprietary Information, and the Executive shall provide reasonable cooperation to the Corporation for purposes of affording the Corporation the opportunity to prevent the disclosure of the Corporation’s Proprietary Information.

3.2
Nonsolicitation of Employees. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and for a period of 12 full calendar months following the Executive’s Separation from Service, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Corporation (or any of its subsidiaries or affiliates) to give up his or her employment with the Corporation (or any of its subsidiaries or affiliates), and the Executive shall not directly or indirectly solicit or hire then current employees of the Corporation (or any of its subsidiaries or affiliates) for employment with any other employer.

3.3
Noninterference with Business Relations. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and for a period of 12 full calendar months following the Executive’s Separation from Service, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Corporation (or any of its subsidiaries or affiliates).

3.4	Noncompetition.

(a)
The Executive covenants that during the Executive’s employment with the Corporation and, in the event the Executive will receive or has received the severance benefits provided for in Section 1.3, for a period of 12 full calendar months following the Executive’s Separation from Service, the Executive will not, without the express written consent of the Corporation, which consent shall not be unreasonably withheld, undertake work for a Competing Business, as defined in Section 3.4(b). For purposes of this covenant, “undertake work for” shall include performing services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent or representative, where such services involve the performance of similar duties or oversight responsibilities as those performed by the Executive at any time during the 12-month period preceding the Executive’s termination from the Corporation for any reason. Notwithstanding the foregoing, the Executive may waive the benefits under Section 1.3 by providing a written notice to the Corporation’s General Counsel and will then not be subject to this Section 3.4.

(b)	As used in this Agreement, the term “Competing Business” shall mean any business that, at the time of the determination:

(i)
operates (A) any retail department store, specialty store, or general merchandise store; (B) any retail catalog, telemarketing, or direct mail business; (C) any Internet-based or other electronic department store or general merchandise retailing business; (D) any other retail business that sells goods, merchandise, or services of the types sold by the Corporation, including its divisions, affiliates, and licensees; or (E) any business that provides buying office or sourcing services to any business of the types referred to in this Section 3.4(b)(i); and

(ii)
conducts any business of the types referred to in Section 3.4(b)(i) in the United States, Commonwealth of Puerto Rico, or another country in which the Corporation, including its divisions, affiliates, and licensees, conducts a similar business.

3.5
Injunctive Relief. If the Executive shall breach any of the covenants contained in this Section 3, the Corporation shall have no further obligation to make any payment to the Executive pursuant to this Agreement and may recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, the Executive consents to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by the Corporation in order to protect the Corporation’s rights hereunder.

4.
Employment-at-Will. Notwithstanding any provision in this Agreement to the contrary, the Executive hereby acknowledges and agrees that the Executive’s employment with the Corporation is for an unspecified duration and constitutes “at-will” employment, and the Executive further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of the Corporation or the Executive.

5.	Miscellaneous Provisions.

5.1
Dispute Resolution. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through mandatory binding arbitration under the jcpenney Rules of Employment Arbitration (the “Rules”), and the parties, by their signatures below, voluntarily waive their right to resolve these disputes in the courts. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Corporation is required to make under the Rules shall meet the requirements below. The Corporation shall reimburse the Executive for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to the Corporation and paid by the Corporation in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20 year period following the Separation from Service. The amount of expenses paid or eligible for reimbursement in one year under this Section 5.1 shall not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section 5.1 shall not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this Section 5.1 shall be governed by and construed in accordance with the substantive laws of the State of Texas and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.
Notwithstanding the foregoing, the Corporation shall not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive’s covenants in Section 3, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in the city in which the Corporation’s principal executive offices are based, or in the sole discretion of the Corporation, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

5.2
Binding on Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Executive, the Corporation and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided however, that neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Corporation except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation, if such successor expressly agrees to assume the obligations of the Corporation hereunder.

5.3
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive law of the State of Texas and federal law, without regard to conflicts of law principles, except as expressly provided herein. In the event the Corporation exercises its discretion under Section 5.1 to bring an action to enforce the covenants contained in Section 3 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

5.4
Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant in Section 3 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant shall be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

5.5
Notices. For all purposes of this Agreement, all communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Corporation at its principal executive office, c/o the Corporation’s General Counsel, and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.6	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

5.7
Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.

5.8
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Corporation and signed by the Executive and the Corporation. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Corporation may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

5.9
No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

5.10
Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this

Agreement. All section references are to sections of this Agreement, unless otherwise noted.

5.11
Beneficiaries. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Corporation written notice thereof in accordance with Section 5.5. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” shall be deemed, where appropriate, to be the Executive’s beneficiary, estate or other legal representative.

5.12	Withholding. The Corporation shall be entitled to withhold from payment any amount of withholding required by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
J. C. Penney Corporation, Inc.

By:
Name:     ____________________________________
Title:     ____________________________________

Executive

____________________________________